Luxfer Declares Quarterly Dividend and Announces Date of Third Quarter Earnings Release

Quarterly interim dividend of 12.5 cents per ordinary share, to be payable on November 4, 2020, to shareholders of record at the close of business on October 16, 2020.

Luxfer to report 2020 third quarter financial results on October 26 and host conference call on October 27.

MANCHESTER, England--(BUSINESS WIRE)--Luxfer Holdings PLC (NYSE: LXFR), a global manufacturer of highly-engineered industrial materials (“Luxfer” or the “Company”), today announced that its Board of Directors has declared a regular quarterly dividend of 12.5 cents per ordinary share.

The dividend will be payable on November 4, 2020, to shareholders of record at the close of business on October 16, 2020.

All holders of NYSE-listed ordinary shares will be paid in U.S. dollars through the Company’s dividend disbursing agent.

For holders of ordinary shares not directly listed on the NYSE, the dividend will be paid directly by the Company. Payment will be made in U.S. dollars, but holders of ordinary shares can elect to receive their dividend payment in respect of those ordinary shares in pounds sterling. If a holder of ordinary shares has previously requested and received a dividend payment in pounds sterling, the holder will receive this dividend payable on November 4, 2020, in pounds sterling, unless a written election to change the payment currency is received by the Company Secretary by October 19, 2020. Holders of ordinary shares electing to receive their dividend in pounds sterling will have the U.S. dollar amount converted to pounds sterling at the spot rate reported in the Financial Times for the record date.

The Company also announced that it will release its financial results for the third quarter of 2020 after the market closes on Monday, October 26, 2020. Luxfer has scheduled a conference call at 8:30 a.m. U.S. Eastern Daylight Time on Tuesday, October 27, 2020, during which management will provide a review of the Company’s third-quarter financial results.

Conference Call Information
U.S. participants may access the conference call by telephoning +1-877-341-8545. Participants from other countries may access the conference call by telephoning +1-908-982-4601. The participant conference ID code is 5749478.

Please begin the call-in procedure at least 15 minutes before the conference call starts. The call is expected to last approximately an hour.

Please use the following link to access the webcast for the conference call: https://event.on24.com/wcc/r/2654068/AE02B6A0DDD2E696C60B8AC9FD986AB5.

A recording of the conference call will be available for replay two hours after completion of the call and will remain accessible until the next quarterly report is released. To hear a recording, please call +1-855-859-2056 in the U.S. and +1-404-537-3406 in other countries. Enter conference ID code 5749478 when prompted.

Slides used in the presentation and a recording of the call will also be available under the Investor Relations section of the Luxfer website at www.luxfer.com.

About Luxfer Holdings PLC

Luxfer is a global manufacturer of highly-engineered industrial materials, which focuses on value creation by using its broad array of technical know-how and proprietary technologies. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, healthcare, transportation, and general industrial applications. For more information, please visit www.luxfer.com.

Luxfer is listed on the New York Stock Exchange and its ordinary shares trade under the symbol LXFR.

Contact Information
Luxfer Holdings PLC
Investor Relations
+1 414-269-2419
Investor.Relations@luxfer.com